Exhibit 99.1

Kezar Life Sciences Reports Fourth Quarter and Year End 2018 Financial Results and Provides Business Update

•	Phase 1b SLE top-line data and Phase 2 LN initiation in Q2 2019
•	Phase 2 trials in up to four additional autoimmune indications to begin 2H 2019
•	First clinical candidate nomination for protein secretion program in 2019

SOUTH SAN FRANCISCO, Calif., March 26, 2019 -- Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, today announced its fourth quarter and full year 2018 financial results and business highlights.

“This past year was pivotal for Kezar, and I’m proud of the tremendous progress our team has accomplished,” said John Fowler, Chief Executive Officer. “We successfully completed our IPO, creating a strong capital base, and we are rapidly advancing KZR-616, our first-in-class selective immunoproteasome inhibitor for patients living with severe and underserved autoimmune diseases. We look forward to sharing results from the initial two cohorts from the Phase 1b portion of our trial in lupus patients and initiating our Phase 2 trial in lupus nephritis (LN) in the second quarter of 2019. We are also pleased to announce the planned expansion of our KZR-616 clinical program with additional Phase 2 trials commencing in up to four new indications later this year, including dermatomyositis and polymyositis. Lastly, our ongoing discovery efforts in protein secretion are progressing well, and we anticipate nominating our first oncology clinical candidate before the end of the year.”

Fourth Quarter and Recent Clinical and Business Highlights

•

Our systemic lupus erythematosus (SLE) and LN program is advancing with enrollment continuing in the open-label dose escalation Phase 1b portion in SLE patients. We plan to initiate the Phase 2 portion of the trial in patients with active, proliferative LN and expect to report data from the first two cohorts of the Phase 1b portion in the second quarter of 2019.

•

We initiated a Phase 1, randomized, double-blind, placebo controlled, single and multiple ascending dose trial to assess the safety, tolerability, pharmacokinetics, pharmacodynamics, and immunomodulatory activity of a new lyophilized formulation of KZR-616.  This formulation of KZR-616 has the potential to improve the ease of drug administration, transportation and storage, which we believe may result in increased patient adoption in a commercial setting.  Additionally, data from this trial may support development and potential regulatory approval.

•

Clinical development efforts are underway to initiate trials in up to four additional autoimmune diseases of high unmet need beginning in the second half of 2019, with the first two diseases being dermatomyositis and polymyositis.

•

The protein secretion program (Sec61 translocon modulation) also advanced during the fourth quarter which will be showcased in two poster presentations at the American Association for Cancer Research (AACR) in Atlanta, GA on April 2, 2019. We remain on track to nominate a first clinical candidate in oncology this year.

•

Earlier this month, we announced the appointment of Celia Economides as Senior Vice President of Strategy and External Affairs.  Ms. Economides will serve as a member of the management team and executive committee leading Kezar’s overall investor relations, communications, patient advocacy and strategic efforts.

Financial Results

•

Cash, cash equivalents and marketable securities totaled $107.4 million as of December 31, 2018, compared to $51.0 million as of December 31, 2017. The increase in cash, cash equivalents and marketable securities was primarily attributable to IPO proceeds, net of cash used by the Company in operations to advance its clinical stage programs as well as preclinical research and development.

•

Research and development expenses for the fourth quarter of 2018 increased by $3.0 million to $4.6 million from $1.6 million in the fourth quarter of 2017. Full year R&D expenses increased by $11.7 million in 2018 compared to 2017. This increase was primarily related to advancing both the KZR-616 clinical program across indications and the protein secretion preclinical program in addition to personnel and facility-related expenses.

•

General and administrative expenses for the fourth quarter of 2018 increased by $1.0 million to $1.8 million from $0.8 million in the fourth quarter of 2017. Full year G&A expenses increased by $4.3 million in 2018 compared to 2017. The increase was primarily due to an increase in stock-based compensation, personnel expenses, consulting and professional fees related to operating as a public company, and facility-related expenses due to the move to our new corporate office.

•

Net loss for the fourth quarter of 2018 was $5.8 million, or $0.30 per basic and diluted common share, compared to a net loss of $2.3 million, or $3.34 per basic and diluted common share, for the fourth quarter of 2017. Net loss for 2018 was $23.2 million, or $2.26 per basic and diluted common share, compared to $8.5 million, or $14.21 per basic and diluted common share, in 2017.

•

Total shares outstanding were 19.1 million as of December 31, 2018.  Additionally, there were 2.2 million outstanding options granted to purchase common stock at a $3.80 weighted average exercise price as of December 31, 2018.

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company committed to revolutionizing treatments for patients with autoimmune diseases and cancer. Kezar is translating its innovative research on the immunoproteasome and protein secretion pathways to advance novel therapeutic approaches. KZR-616, a first-in-class immunoproteasome inhibitor, is currently in a Phase 1b trial, with a Phase 2 trial in lupus nephritis patients expected to initiate during the second quarter of 2019. Kezar is also poised to expand its development programs throughout 2019 with plans to initiate Phase 2 trials of KZR-616, in up to four additional autoimmune indications, and to nominate an initial clinical candidate for the treatment of cancer from its protein secretion program. For more information, visit www.kezarlifesciences.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, (i) projected financing needs, (ii) the discovery and development of new product candidates, (iii) the design, progress, timing, scope and results of clinical trials, (iv) the anticipated timing of disclosure of results of clinical trials, (v) the potential benefits and success of the commercialization of the formulated product candidate, (vi) the likelihood data will support future development and (vii) the likelihood of obtaining regulatory approval of Kezar’s product candidates.   Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS:
Celia Economides

SVP, Strategy & External Affairs
ceconomides@kezarbio.com

KEZAR LIFE SCIENCES, INC.
Selected Balance Sheet Data
(In thousands)
	December 31, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$ 107,432	$ 51,033
Total assets	114,682	54,222
Total current liabilities	3,337	1,484
Total stockholders' equity (deficit)	108,797	(25,687)

KEZAR LIFE SCIENCES, INC.
Condensed Consolidated Statements of Operations
(In thousands except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)
Operating expenses:
Research and development	$ 4,673	$ 1,636	$ 18,136	$ 6,469
General and administrative	1,753	783	6,590	2,280
Total operating expenses	6,426	2,419	24,726	8,749
Loss from operations	(6,426)	(2,419)	(24,726)	(8,749)
Interest income	644	119	1,559	232
Net loss	$ (5,782)	$ (2,300)	$ (23,167)	$ (8,517)
Net loss per common share, basic and diluted	$ (0.30)	$ (3.34)	$ (2.26)	$ (14.21)
Weighted-average shares used to compute net loss per common share, basic and diluted	19,005,250	687,937	10,264,584	599,291

KEZAR LIFE SCIENCES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2018	2017
Cash used in operating activities	$ (20,792)	$ (8,109)
Cash used in investing activities	(83,904)	(389)
Cash provided by financing activities	77,913	49,755
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(81)	29
Net (decrease) increase in cash, cash equivalents and restricted cash	$ (26,864)	$ 41,286